Exhibit 23.3 - Consent of R. Allan Cua, P. Geo.

ROBERTO CUA, P. GEO.
31652 Ayala Avenue,
Manila, Philippines

To: United States Securities and Exchange Commission

I, Roberto Cua, Professional Geologist, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration On The La Trinidad Property, La Trinidad, Philippines” dated July 7, 2008 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form S-1 registration statement, or an Annual Information Form of Regency Resources Inc.

I hereby consent to the inclusion of my name as an expert in Regency Resources Inc. Form S-1 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form S-1 registration statement, other offering documents, or an Annual Information Form of Regency Resources Inc..

Dated: July 7, 2008

[Seal of Stamp of Qualified Person]
ROBERTO CUA

Roberto Cua